Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
KEYCORP
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Debt	5.121% Fixed-to-Floating Rate Senior Notes due 2031	457(r) (1)	$750,000,000	100.000%	$750,000,000	0.00015310	$114,825.00

	Total Offering Amounts					$750,000,000		$114,825.00

	Net Fee Due							$114,825.00

(1)
The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (
the
“Securities Act”). In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant initially deferred payment of all of the registration fee for Registration Statement
No. 333-272573
filed on June 9, 2023.